                                  EXHIBIT 23.2


                              Letterhead of KPMG LLP.
                        Consent of Independent Accountants

The Board of Directors
Charter Financial Corporation:

We consent to incorporation by reference in this registration statement on Form S-8 of Charter Financial Corporation of our report dated November 15, 2002, with respect to the consolidated balance sheets of Charter Financial Corporation and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2002 which report appears in the September 30, 2002 annual report on Form 10-K of Charter Financial Corporation.

                                                                    /s/ KPMG LLP

Atlanta, Georgia
March 27, 2003